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                                                                    EXHIBIT 11.1
                           King Pharmacuticals, Inc.

                       Computation of Per Share Earnings
                (Amount in thousands, except for share amounts)

                                                                                                       Nine Months Ended
                                                              Year Ended December 31,                     September 30,
                                                  -----------------------------------------------    ---------------------------
                                                     1994               1995             1996            1996            1997
                                                  ---------          ----------      -----------     -----------     -----------
Weighted average common shares outstanding(1)     5,210,225          13,201,117      14,511,045      14,444,785      19,467,406

Common shares issued within one year of filing of registration statement in accordance with Staff Accounting Bulletin Topic 4D

1,386,230 common shares issued to management
 and shareholders in October 1996 adjusted
 for a 2.8 share split and a 15% stock
 dividend                                         4,463,661           4,463,661       4,463,661       4,463,661              -

3,047,355 common shares issued to United
 Company in March 1997 adjusted for a
 2.8 stock split                                  8,532,594           8,532,594       8,532,594       8,532,594       8,532,594

Common stock equivalents related
 to 400,000 shares of convertible
 preferred stock issued December 1994
 and excercised October 1995,
 adjusted for a 2.8 stock split and a 15%
 stock dividend                                        6,925             966,000               -              -               -
                                                  ----------         -----------     ------------    -----------     -----------

Weighted average number of common and
 common stock equivalents                         18,213,405          27,163,372       27,507,300     27,441,040      28,000,000
                                                  ==========         ===========     ============    ===========     ===========

Net income                                               917               9,334             (240)          (703)          4,555

Preferred dividends                                       (8)                 (8)              -              -               -
                                                  ----------         -----------     ------------    -----------     -----------

Net income available
 to common shareholders                                  909               9,326             (240)          (703)          4,555
                                                  ----------         -----------     ------------    -----------     -----------

Net income (loss) per share                       $      .05         $       .34     $       (.01)   $      (.03)    $       .16
                                                  ==========         ===========     ============    ===========     ===========

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(1)  Reflects a 2.8 to 1 stock split issued in November 1997 and a 15% stock dividend declared in December 1996.